Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Algorhythm Holdings, Inc. on Form S-3 (Nos. 333-269183 and 333-259341) and Form S-8 (No. 333-268106) of our report dated April 15, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Algorhythm Holdings, Inc. as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and the nine month transition period from April 1, 2023 through December 31, 2023, which report is included in this Annual Report on Form 10-K of Algorhythm Holdings, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

April 15, 2025